Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc. on Form S-3 (No. 333-______) to be filed on or about October 15, 2018 of our report dated April 2, 2018, on our audits of the financial statements as of December 31, 2017 and 2016, and for each of the years then ended, which report was included in the Company’s filing on Form 8K-A filed on April 2, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
October 15, 2018